Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-07225, 333-39948, 333-106394, 333-118140, 333-141577, 333-161378, 333-166776-09, and 333-156010 on Forms S-8 and Registration Statement No. 333-156009 on Form S-3, of our reports dated March 8, 2011, relating to the financial statements of Newpark Resources, Inc. and subsidiaries, and the effectiveness of Newpark Resources and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Newpark Resources, Inc. for the year ended December 31, 2010.
/s/ Deloitte & Touche LLP
Houston, Texas
March 8, 2011